EXHIBIT 21.1
                                                                 ------------

        HCI DIRECT, INC. (FORMERLY, HOSIERY CORPORATION OF AMERICA, INC.)
                         SUBSIDIARIES OF THE REGISTRANT

          The following table lists each significant subsidiary of HCI Direct, Inc. (formerly, Hosiery Corporation of America, Inc.) and its jurisdiction of organization.

                                                                Jurisdiction
                                                                      of
Subsidiary                                                      Organization
----------                                                      -------------

U.S. Textile Corporation (100% owned).......................... North Carolina
The Stonebury Group, Inc. (100% owned)......................... Nevada
Hosiery Corporation International, Inc. (100% owned)........... Delaware
Enchantress Hosiery of Canada (100% owned)..................... Ontario, Canada